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                                                                    Exhibit 11.1

                            HARMONIC LIGHTWAVES, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                                              THREE MONTHS ENDED                  NINE MONTHS ENDED
                                         SEPTEMBER 27,  SEPTEMBER 29,       SEPTEMBER 27,      SEPTEMBER 29,
                                             1996           1995               1996                1995
                                         ------------   -------------       -------------      -------------
Net income                                   $ 1,741       $ 1,358            $ 3,513            $ 2,921
                                             =======       =======            =======            =======

Weighted average shares outstanding:
   Common stock                               10,150         9,812             10,072              8,607
   Common stock issuable upon exercise
      of options and warrants                  1,427         1,552              1,355              1,491
                                             -------       -------            -------            -------

Weighted average common
   shares and equivalents                     11,577        11,364             11,427             10,098
                                             =======       =======            =======            =======

Net income per share (1)
                                             $  0.15       $  0.12            $  0.31            $  0.29
                                             =======       =======            =======            =======

(1) Computed in the manner described in Note 4 to Notes to Condensed Consolidated Financial Statements.




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